Exhibit 4.10


                                                                   Final Version
                                  28 June 2002

                           Kronos InternationaL, iNC:

                                   AS PLEDGOR

                                       AND

                                 U.S. Bank, N.A.

                         AS Collateral Agent and PLEDGEE




            ----------------------------------------------------
                   PARTNERSHIP INTEREST PLEDGE AGREEMENT
               relating to the fixed capital contribution in
                  Kronos Titan GmbH & Co. OHG, Leverkusen
            ----------------------------------------------------

                                    CONTENTS



CLAUSE                                                             PAGE



1.    Definitions and Language........................................2


2.    Interests in the Company........................................3


3.    Secured Obligations.............................................3


4.    Pledge..........................................................3


5.    Scope of the Pledge.............................................4


6.    Exercise of Membership Rights...................................4


7.    Enforcement of the Pledge.......................................4


8.    Undertakings of the Pledgor.....................................6


9.    Representations and Warranties..................................7


10.   Duration and Independence.......................................8


11.   Release (Pfandfreigabe).........................................8


12.   Costs and Expenses..............................................8


13.   Partial Invalidity, Waiver......................................8


14.   Amendments......................................................9


15.   Notices and their Language......................................9


16.   Applicable Law, Jurisdiction...................................10


17.   Transfer to a New Collateral Agent.............................11


18.   Miscellaneous..................................................11


19.   Counterparts...................................................11


Schedule 1 Partnership Agreement.....................................


Schedule 2 Certified Copy of Partners' Resolution....................

THIS INTEREST PLEDGE AGREEMENT is made the 28th day of June 2002

Between:

1. Kronos International, Inc., a corporation organised under the laws of Delaware, USA, having its seat in Wilmington, Delaware, USA, which established a registered branch in Leverkusen, Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Leverkusen under HRB 3001 (the "Pledgor");

2. U.S. Bank, N.A., a national association, having its principal office in Portland, Oregon, USA, in its capacity as collateral agent under the Indenture (as defined below) (together with its successors and assignees the "Collateral Agent").

WHEREAS:


(A) Kronos International, Inc. offered EUR 285,000,000 87/8 % senior secured notes (the "Initial Notes") which are governed by the Indenture, to, and Deutsche Bank AG London, Dresdner Bank AG London Branch, Commerzbank Aktiengesellschaft, London Branch, purchased the Initial Notes pursuant to, the terms of a purchase agreement dated 19 June 2002.

(B) The Pledgor has agreed to grant a pledge over 65 % of the entire fixed capital (Festkapital) of the Company (as defined below) as security for the Collateral Agent's claims against the Pledgor under the Parallel Obligations (as defined below). The Collateral Agent is entitled to this security pursuant to the terms of the Indenture.

NOW, IT IS AGREED as follows:


1.    Definitions and Language

1.1 Unless otherwise defined herein, capitalised terms shall have the same meanings as set out in the Indenture.

      "Company" means Kronos Titan GmbH & Co. OHG, an unlimited partnership (offene Handelsgesellschaft) organised under the laws of the Federal
      Republic of Germany having its business address at Peschstra(beta)e 5, 51737 Leverkusen, Federal Republic of Germany which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Leverkusen under HRA 4198.

      "Indenture" means an indenture dated 28 June 2002 between the Pledgor and the The Bank of New York, a New York banking corporation, having its principal place of business at One Wall Street, New York, New York, 10286, United States of America (the "Trustee").

1.2 This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a German legal term appears in the text of this Agreement, the German translation shall prevail.

2.    Interests in the Company

2.1 The Company's partners are Kronos International, Inc. with a fixed capital interest (Festkapitalanteil) of EUR 99,950,250 (in words: Euro ninety nine million nine hundred fifty thousand two hundred and fifty) and NL Industries Chemie GmbH with a fixed capital interest (Festkapitalanteil) of EUR 49,750 (in words: Euro forty nine thousand seven hundred and fifty).

3.    Secured Obligations

      The pledge hereunder is constituted in order to secure the prompt and complete satisfaction of any obligations including, but not limited to principal, premium, if any, and interest, at any time due, owing or incurred by the Pledgor to the Collateral Agent under the Parallel Obligations (the "Secured Obligations").

4.    Pledge

4.1 The Pledgor hereby pledges to the Collateral Agent a part of its fixed capital interest (Festkapitalanteil) in the Company in the amount of 65 %, i.e. currently in the amount of EUR 65,000,000 (in words: Euro sixty five million), of the fixed capital, and 65 % of the Kapitalkonto II (such 65 % collectively being the "Existing Interest") and a part that is equivalent to 65 % of the nominal amount of all additional fixed capital interest of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future (such 65 % being the "Future Interests" and, together with the Existing Interest, the "Interests") together with all ancillary rights and claims associated with the Interests as more particularly specified in Clause 5 hereof (the "Pledge"). In the case that the Future Interests should not be sufficiently determinable, the Pledgor is obligated to pledge such Future Interests in accordance with Section
      8.6 hereof when the Future Interests become determinable.

4.2   The Collateral Agent hereby accepts the Pledge.

4.3 The Pledge is in addition, and without prejudice, to any other security the Collateral Agent may now or hereafter hold in respect of the Secured Obligations.

5.    Scope of the Pledge

5.1   The Pledge constituted by this Agreement include:

      (a)      the present and future rights to receive:

            (i) profits payable in relation to the Interests (Gewinnanspruch), if any and, in particular but not limited to, any and all rights and claims arising in connection with the capital accounts (Kapital-konten) of the Pledgor, if any; and

            (ii) liquidation proceeds (Liquidationserlos), redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kundigung) and/or withdrawal (Austritt) of a partner of the Company, the surplus in case of surrender (Preisgabe), any claim to a distribution-quota (Auseinandersetzungsanspruch) and all other pecuniary claims (geldwerte Forderungen) associated with the Interests; and

      (b)      all other rights and benefits attributable to the Interests.

5.2 Notwithstanding that the aforementioned rights are pledged hereunder, the Pledgor shall be entitled to receive and retain all payments attributable to the Interests whether in cash, by the issue of any loan note or debt instrument in respect of the Interests until such time as the Collateral Agent is entitled to enforce the Pledge constituted hereunder.

6.    Exercise of Membership Rights

      The membership rights, including the voting rights, attached to the Interests remain with the Pledgor. The Pledgor, however, shall at all times until the full satisfaction or defeasance of all Secured Obligations or the release of the Pledge exercise its membership rights, including its voting rights, in good faith to ensure that the validity and enforceability of the Pledge and the existence of all or part of the Interests are not in any way adversely affected, other than through payments pursuant to Clause 5.2 above, or as otherwise permitted by the Indenture. The Pledgor undertakes that no resolutions are passed which constitute a breach of its obligations under Clause 8 hereof.

7.    Enforcement of the Pledge

7.1 If the requirements set forth in Section 1204 et seq. of the German Civil Code (Burgerliches Gesetzbuch) with regard to the enforcement of the Pledge are met (Pfandreife), in particular, if any of the Secured
      Obligations  has become due and  payable  pursuant  to Section  6.2 of the

      Indenture and are unpaid, then in order to enforce the Pledge, the Collateral Agent may at any time thereafter avail itself of all rights and remedies that a pledgee has upon default of a pledgor under the laws of the Federal Republic of Germany.

7.2 Notwithstanding Section 1277 of the German Civil Code, the Collateral Agent is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel) by way of public auction.

7.3 The Pledgor hereby expressly agrees that ten (10) business days' prior written notice to the Pledgor of the place and time of any such public auction shall be sufficient. The public auction may take place at any place in the Federal Republic of Germany designated by the Collateral Agent.

7.4 If the Collateral Agent should seek to enforce the Pledge under Clause 7.1 hereof, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Interests or any part thereof and/or the exercise by the Collateral Agent of any other right it may have as pledgee.

7.5 If the Pledge is enforced, no rights of the Collateral Agent shall pass to any Pledgor by subrogation or otherwise unless and until all of the Secured Obligations have been satisfied and discharged in full. Until then, the Collateral Agent shall be entitled to treat all enforcement proceeds as additional collateral for the Secured Obligations, or to seek satisfaction from such proceeds at any time.

7.6   Following  satisfaction of the requirements  for enforcement  under Clause
      7.1 hereof, all subsequent payments of profits attributable to the Interests and all payments based on similar ancillary rights attributed to the Interests may be applied by the Collateral Agent in satisfaction in whole or in part of the Secured Obligations or treated as additional collateral.

7.7 Even if the requirements for enforcement referred to under Clause 7.1 above are met, the Collateral Agent shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Interests. However, the Pledgor shall, upon occurrence of an event which allows the Collateral Agent to enforce the Pledge, have the obligations and the Collateral Agent shall have the rights set forth in Clause 8.5 below regardless of which resolutions are intended to be adopted.

7.8 The Collateral Agent may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations.

7.9 The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to

      Sections 770,  1211 of the German Civil Code. In the case of  enforcement,
      Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor - Forderungsubergang auf den Verpfander) shall not apply until full and final satisfaction of all Secured Obligations.

8.    Undertakings of the Pledgor

      Except as otherwise permitted by the terms of this Agreement, during the term of this Agreement, the Pledgor undertakes to the Collateral Agent:

8.1 To the extent prohibited by the Indenture, not to take, or participate in, any action which results or might result in the respective Pledgor's loss of ownership of all or part of the Interests, and any other transaction which would have the same result as a sale, transfer, encumbrance or other disposal of the Interests, or which would cause the Interests in whole or in part to cease to exist, or which would for any other reason defeat, impair or circumvent the rights of the Collateral Agent except with the prior written consent of the Collateral Agent.

8.2 Not to take, or participate in, any merger, consolidation, conversion of form, or other business combination or restructuring of similar effect ("Conversion") as a result of which the Company would be converted into, assumed by, or continue to exist as, a corporation (limited liability company (Gesellschaft mit beschrankter Haftung) or stock corporation (Aktiengesellschaft)), unless it is ensured that as from the time, when the Conversion will become legally effective, the Collateral Agent will be granted, at equal terms as under this Agreement, a pledge over 65 % of the entire capital stock (Stammkapital or Grundkapital) of such corporation.

8.3 To promptly inform the Collateral Agent in writing of all matters concerning the Company or the Interests, other than those occurring in the ordinary course of business, of which the Pledgor is aware and which it reasonably believes might have a material adverse effect on the security interest hereunder of the Collateral Agent. The Pledgor shall allow, following the occurrence or during the continuance of an Event of Default pursuant to the Notes or the Indenture, the Collateral Agent or, as the case may be, its proxy or any other person designated by the Collateral Agent, to attend all such partners' meetings of the Company as attendants without power to vote. Subject to the provision contained in Clause 11 hereof, the Collateral Agent's right to attend the shareholders' meeting shall lapse immediately upon complete satisfaction and discharge or defeasance of the Secured Obligations.

8.4 In the event of any increase in the capital (Kapitalkonto I in the case of a general partnership (offene Handelsgesellschaft) and Stammkapital /

      Grundkapital in the case of a corporation (Gesellschaft mit beschrankter Haftung / Aktiengesellschaft)) of the Company, to fully pay in any Future Interest.

8.5 Insofar as additional declarations or actions of any kind whatsoever are necessary for the creation, perfection or continued existence of the Pledge or the creation of a new pledge in favour of the Collateral Agent to ensure its security interest hereunder, the Pledgor shall at the Collateral Agent's reasonable request make such declarations and undertake such actions or take all other steps in the form required by law and as requested by the Collateral Agent at the Pledgor's sole costs and expenses.

9.    Representations and Warranties

      The Pledgor  represents and warrants to the  Collateral  Agent by
      way     of     an     independent     guarantee     (unabhangiges
      Schuldversprechen) that:

9.1 it has full corporate power and authority to enter into this Agreement;

9.2   this  Agreement   constitutes   the  legal,   valid  and  binding
      obligations of the Pledgor;

9.3 this Agreement does not violate any Governing Documents of the Company;

9.4   the statements made in Clause 2 above are true and correct;

9.5 it is the sole legal and beneficial owner, free from encumbrances (other than the Pledge created hereunder), of all Interests;

9.6 the Existing Interest is fully paid in and the fixed capital interest (Festkapitalanteil) has not been repaid in any way; all facts capable of being entered into the commercial register of the Company have been entered into the commercial register;

9.7 there are no silent partnership agreements (Stille Gesellschaft) by which a third party is entitled to a participation in the profits or revenue of the Company;

9.8 the partnership agreement attached as Schedule 1 hereto presents a true and complete copy of the current partnership agreement of the Company; and

9.9 the place from which the Company is in fact administered and where all material managerial decisions are taken (tatsachlicher Verwaltungssitz) is situated in the Federal Republic of Germany.

10.   Duration and Independence

10.1 This Agreement shall remain in full force and effect until complete satisfaction, defeasance or discharge of the Secured Obligations or the release of the Pledge pursuant to the terms of the Indenture. The Pledge shall not cease to exist if the Pledgor under the Notes have only temporarily discharged the Secured Obligations.

10.2 This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Notes or in any document or agreement related to any of the Notes shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

10.3 This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

11.   Release (Pfandfreigabe)

      Upon complete and irrevocable satisfaction or defeasance of the Secured Obligations or compliance with the terms of the Indenture permitting discharge or release of the collateral, pursuant to the terms of the Indenture the Collateral Agent will as soon as reasonably practical declare the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Secured Obligations the Pledge, due to its accessory nature (Akzessorietat), ceases to exist by operation of German mandatory law.

12.   Costs and Expenses

      All costs, charges, fees, taxes and expenses triggered by this Agreement or reasonably incurred by any party hereto in connection with its preparation, execution, amendments and enforcement (in each case including reasonable fees for legal advisers) shall be borne by the Pledgor.

13.   Partial Invalidity, Waiver

13.1 If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid or unenforceable provision shall be deemed replaced by such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision.

13.2 No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

13.3 In particular, the Pledge shall not be affected and shall in no event extend to more than 65% of the Pledgor's fixed capital interest (Festkapitalanteil) in the Company even if the number or nominal value of the Existing Interest or the aggregate capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

14.   Amendments

      Changes and amendments to this Agreement including this subsection shall be made in writing.

15.   Notices and their Language

15.1 Any notice or communication by the Pledgor or the Collateral Agent to others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

      For the Pledgor:               Kronos International, Inc.

                                     Address:     16825 North Chase Drive
                                                  Suite 1200
                                                  Houston, Texas 77060
                                     Fax:         +1 281 423 3333
                                     Attention:   Robert D. Hardy

      With a copy to:                Locke Liddell & Sapp LLP

                                     Address::    2200 Ross Avenue
                                                  Suite 2200
                                                  Dallas, Texas 75201

                                     Fax:         +1 214 756 8623
                                     Attention:   Don M. Glendenning, Esq.

      For the Collateral Agent:      U.S. Bank N.A.

                                     Address:     555 S.W. Oak Street
                                                  Portland, Oregon 97204
                                                  USA

                                     Fax:         +1 (503) 275 5738
                                     Attention:   Cheryl Nelson

      With a copy to the Trustee:    The Bank of New York

                                     Address:     101 Barclay Street
                                                  21st Floor West
                                                  New York, New York 10286
                                                  USA

                                     Fax:         +1 (212)235 2530
                                     Attention:   Corporate Trust
                                                  Administration

      or to such other address as the recipient may notify or may have notified to the other party in writing.

15.2 Unless otherwise provided herein, any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail, except that where a German translation of a German legal term appears in such text, the German translation shall prevail.

16.   Applicable Law, Jurisdiction

16.1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

16.2 The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Collateral Agent, however, shall also be entitled to take legal action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against any Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

17.   Transfer to a New Collateral Agent

      In the case that the Collateral Agent assigns the Secured Obligations to a third party and the third party assumes the Secured Obligations, the Collateral Agent shall be entitled to transfer all of its rights and obligations under this Agreement to such third party and such third party shall assume such rights and obligations, and will thereby become a Collateral Agent under this Agreement. The new Collateral Agent and the former Collateral Agent shall jointly notify the Pledgor in writing of this transfer under this Agreement. Such transfer shall not require any further consent by the Pledgor.

18.   Miscellaneous

18.1  The   Pledgor   hereby   notifies   the  Company  of  the  Pledge
      constituted hereunder.

18.2 The Company acknowledges notice of the Pledge by signing this Agreement.

18.3 The Pledgor and NL Industries Chemie GmbH, being the sole partners in the Company, have unanimously approved the Pledge created hereunder in a partners' resolution dated 27 June 2002, a certified copy of which is attached as Schedule 2 hereto.

19.   Counterparts

      This Pledge Agreement shall be executed in counterparts, each of which shall similarly be binding upon the parties hereto.

                                 Signature Page

THIS PARTNERSHIP INTEREST PLEDGE AGREEMENT has been entered into on the date stated at the beginning by:

Kronos International, Inc.



/s/ Robert D. Hardy
------------------------------------------------

By:   Robert D. Hardy

      Name:    Robert D. Hardy
      Title:   Vice President and Chief Financial Officer



U.S. Bank, N.A.



/s/ David Pringle
------------------------------------------------

By:   David Pringle

      Name:    David Pringle
      Title:   Vice President

Acknowledged and agreed

Kronos Titan GmbH & Co. OHG represented by its managing partner Kronos International, Inc., a corporation organised under the laws of Delaware, USA, having its seat in Wilmington, Delaware, USA, which established a registered branch in Leverkusen, Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Leverkusen under HRB 3001.



By:   /s/ U. Fiand                 /s/ V. Roth
      ------------------------------------------------

      Name:   U. Fiand             V. Roth
      Title:  President            V/P Controller